Exhibit 10.2

FORM OF SUPPLEMENTAL INCENTIVE STOCK NOTICE

Mr. Mark Schweitzer

[Address]

This Supplemental Option Notice (the “Notice”) dated as of [Date], 2010 is being sent to you by Virgin Media Inc. (including any successor company, the “Company”) in order to amend the terms of the original Option Notice previously sent to you (the “Original Notice”) dated as of [Date] (the “Grant Date”).

The Original Notice granted you the Option (as such term is defined in the Original Notice) in recognition of your services as an employee of the Company.  The Company and you have agreed to amend the terms of the Original Notice as follows:

Paragraph 3 of the Original Notice is hereby amended in its entirety to read as follows:

“3.  Exercise Period. The [Number] Options that are due to vest on October 1, 2010 shall remain in force after the termination of your employment on June 30, 2010 subject to the achievement of certain performance conditions. Your right to exercise that portion of the Option and any Options that have vested as at June 30, 2010 shall terminate on the earlier of the following dates: (a) one year after the termination of your employment other than for Cause; (b) one year after your termination resulting from your retirement, disability or death; (c) the date on which your employment is terminated for Cause; or (d) [Date].  Save as described in this paragraph, all other Options shall stop vesting immediately upon the termination of your employment and shall be forfeited and cancelled.”

Except as expressly amended or supplemented hereby, the Original Notice shall remain in full force and effect. This Notice is supplemental to the Original Notice and the Original Notice and this Notice shall be read and construed together.

VIRGIN MEDIA INC.

By:
Name:	Bryan H Hall
Title:	Secretary and General Counsel